Exhibit (a)(1)(E)

Amended and Restated

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Destination XL Group, INC.

at

$0.82 Net Per Share

by

Zodiac Partners II LLC.

an acquisition entity of

Camac Fund LP

To Our Clients:

Enclosed for your consideration are the Amended and Restated Offer to Purchase dated May 27, 2026 and the related Amended and Restated Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Zodiac Partners II LLC (the “Purchaser”), a Delaware limited liability corporation and an acquisition entity of Camac Fund LP, to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Destination XL Group, Inc., a Delaware corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Amended and Restated Offer to Purchase amends and restates the original Offer to Purchase dated May 12, 2026 (collectively, the “Original Offer to Purchase”), and the Amended and Restated Letter of Transmittal amends and restates the original and each interim Letter of Transmittal related thereto (collectively, the “Original Letter of Transmittal”). The Amended and Restated Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase and the Amended and Restated Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $0.82 per Share, net to you in cash.

2.	The Offer and withdrawal rights expire at 5:00 PM, Eastern time, on Monday, June 22nd, 2026, unless extended (as extended, the “Expiration Date”).

3.	The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the Expiration Date a number of Shares which, together with the Shares then owned by the Parent and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis.

4.	Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

Shares previously tendered pursuant to the Original Offer to Purchase and the Original Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer as amended. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $0.82 if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. Stockholders who have not already tendered their Shares should disregard the materials previously delivered and use the materials accompanying the Amended and Restated Offer to Purchase.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Odyssey Transfer & Trust Company (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Amended and Restated Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Amended and Restated Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Destination XL Group, Inc.

by Zodiac Partners II LLC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Amended and Restated Offer to Purchase dated May 27, 2026 and the related Amended and Restated Letter of Transmittal, in connection with the offer by Zodiac Partners II LLC. to purchase all outstanding shares of common stock, par value $0.01 per share, (the “Shares”), of Destination XL Group, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase and the related Amended and Restated Letter of Transmittal.

Number of Shares to be Tendered: __________________________

Dated: ______________________

Signature(s): ___________________

Name(s): _______________________

Address(es): ______________________

(Zip Code): _______________________

* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.